Exhibit 10.12

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Triple asterisks denote omissions.

SUPPLY & QUALITY AGREEMENT

This Supply & Quality Agreement (the “Agreement”) is effective as of 16 November, 2021 (“Effective Date”) by and between Anteris Technologies Corporation, a Minnesota corporation, having its principal place of business at 860 Blue Gentian Road, Suite 340, Eagan, MN 55121 (“Anteris”) and Aran Biomedical Teoranta, a company established under the laws of Ireland and having its principal place of business at Coilleach, Spiddal, Co. Galway, H91 C2NF, Ireland (“Aran” and collectively with Anteris, the “Parties”, and each a “Party”).

WHEREAS, Anteris is developing medical devices for the treatment of cardiovascular valve disease, including transcatheter aortic valve replacement (“TAVR”) devices for the treatment of aortic stenosis and other aortic conditions;

WHEREAS, Anteris has developed and intends to begin clinical trials for its DurAVRTM THV device (“Anteris Device”)that incorporates its proprietary ADAPT® treated tissue, with an intention to further commercialize the Anteris Device; and

WHEREAS, Aran produces certain knitted materials that Anteris has identified for use in the Anteris Device.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS. Capitalized terms used in this Agreement have the respective meanings assigned to them in this Agreement. Additionally, the following terms, when used herein, shall have the following meanings:

1.1	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to Affiliate means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, direct or indirect ownership of at least a majority of the equity interests, or otherwise.

1.2	“Anteris Device” has the meaning set forth in the preamble.

1.3	“Anteris Frame” means the frame for use with the Anteris Valve as part of the Anteris Device.

1.4	“Anteris Intellectual Property” means any and all Intellectual Property owned by Anteris, including with respect to the Anteris Frame, the Anteris Valve, and the Specifications.

1.5	“Anteris Valve” means the DurAVRTM tissue valve produced by Anteris and comprising ADAPT® Tissue.

1.6	“Applicable Law” means the United States Federal Food, Drug and Cosmetics Act, and any regulations and guidance promulgated thereunder, as amended from time-to-time, and all other laws, regulations, rules and guidance of any Governmental Authority pertaining to the development, manufacture, extrusion, packaging, labeling, storage, marketing, sale, distribution or intended use of an Aran Component, in each case, as amended or replaced from time-to-time.

1.7	“Aran Background Intellectual Property” means any and all Intellectual Property developed or acquired by Aran (i) prior to this Agreement or the performance of any services on behalf of Anteris or its Affiliates or (ii) independently of this Agreement or its provision of any services for Anteris or its Affiliates.

1.8	“Aran Components” means those certain woven materials supplied by Aran to Anteris.

1.9	“Aran Facility” means (i) the manufacturing facility where Aran engineers, tests, Manufactures, assembles, packages, stores, distributes or otherwise handles the Aran Components or (ii) other buildings managed under Aran’s quality management system.

1.10	“Business Day” means any day except Saturday, Sunday, or a legal holiday.

1.11	“Change of Control” means the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise.

1.12	“Commercial Launch” means, for each geography, the first commercial sale of Anteris Product, featuring Aran Components in such geography following approval by the relevant Government Authority having jurisdiction in such geography.

1.13	“Contingency Plan” has the meaning set forth in Section 2.1.5.

1.14	“Delivery Date” means the date Anteris wishes to receive the Aran Components for a particular Purchase Order.

1.15	“Expedited Order” has the meaning set forth in Section 2.3.3.

1.16	“Failure to Supply” means Aran’s failure to deliver any Aran Components following a Purchase Order from Anteris that is within Anteris’s Forecast with such Purchase Order going unfilled for a period of 90 days after the delivery date on the Purchase Order without changes to the Specification or other cause by Anteris.

1.17	“FDA” means the United States Food and Drug Administration.

1.18	“Force Majeure” means acts or circumstances beyond the reasonable control of the Party including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic or pandemic, lock-outs, strikes or other labor disputes (whether or not relating to either Party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage that may cause or result in a Party’s failure to perform its obligations under this Agreement.

1.19	“Governmental Authority” means any nation, territory or government (or union thereof), foreign, domestic or multinational, any state, local or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency or other entity, including the FDA and ISO, in each case, exercising executive, legislative, judicial, regulatory or administrative functions of government, and all other entities exercising regulatory authority over medical components or devices.

1.20	“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets and know-how, whether registered or unregistered, including the right to make applications, and all rights to sue at law or in equity for any infringement, misappropriation or other impairment thereof, including the right to receive all proceeds and damages therefrom.

1.21	“Inspection Period” has the meaning set forth in Section 2.5.4.

1.22	“ISO” means the International Organization for Standardization.

1.23	Labor Cost” means the actual cost of Aran personnel directly involved in the Manufacture of Aran Components.

1.24	“Manufacture” and “Manufacturing” means all steps, processes and activities necessary to produce Aran Components, including without limitation, the design, manufacturing, processing, quality control testing, release and storage of Aran Components in accordance with the terms and conditions of this Agreement.

1.25	“Materials Cost” means Aran’s actual cost of materials, supplies and components used in the Manufacture of Aran Components.

1.26	“Person” means an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a Governmental Authority.

1.27	“Personnel” means, with respect to Aran or Anteris, as applicable, the employees, agents, contractors, consultants, representatives and advisers of either of them, respectively, or of any of their respective Affiliates.

1.28	“Purchase Orders” has the meaning set forth in Section 2.1.1.

1.29	“Quality Requirements” means, with respect to Aran Components, the requirements set forth in this Agreement including Sections 2, 3, and 4.

1.30	“Specifications” means all applicable specifications and protocols relative to the design, physical characteristics, function, performance, biocompatibility, manufacture, packaging and quality of the Aran Components communicated by Anteris to Aran including, without limitation, those specifications set forth in Exhibit A, and future specification modifications based on Anteris’s needs over time.

2.	SUPPLY OF ARAN COMPONENTS

2.1	Manufacturing of the Aran Components

2.1.1	Aran shall Manufacture Aran Components for use only by Anteris or an Anteris designee as reasonably requested by Anteris from time to time in writing in one or more purchase orders for Aran Components to be issued by Anteris and accepted by Aran (the “Purchase Orders”). Aran shall Manufacture, package and label Components in strict accordance with the applicable Specifications and reasonable Quality Requirements provided by Anteris, as well as the terms and conditions of this Agreement.

2.1.2	Aran Components shall be manufactured only at Aran Facilities unless Anteris, in its sole discretion, provides advance written approval of an alternative facility(ies) (such approval not to be unreasonably withheld).

2.1.3	Aran shall not make any changes to the Aran Components, Specifications, design, materials, production processes or production testing without Anteris’s prior written consent and shall comply with the applicable Quality Requirements when making any such changes.

2.1.4	Aran shall establish a contingency Manufacturing plan (the “Contingency Plan”) reasonably acceptable to Anteris in order to ensure Anteris’s continued supply of the Aran Components. The Contingency Plan will detail the steps to be taken to prevent any disruption in the supply of the Aran Components.

2.1.5	Aran shall enter, or has entered, into long-term purchase agreements with its suppliers to ensure a reliable supply of a quantity and quality of raw materials sufficient to meet Aran’s obligations under this Agreement.

2.2	Pricing and Invoicing.

2.2.1	The prices for Aran Components purchased during the Term of this Agreement are identified in Exhibit B of the Agreement (the “Prices”), which shall be updated reasonably in advance of the placement of any Order under Section 2.4.2(ii).

2.2.2	After shipment of the Aran Components, Aran shall issue an invoice to Anteris for the Aran Components referencing the Purchase Order with each invoice being due and payable within thirty (30) days of receipt by Anteris of said invoice from Aran, unless otherwise mutually agreed upon in writing by the Parties.

2.3	Forecasting and Orders.

2.3.1	Forecasting Process. On or before the first day of each calendar quarter during the Term of this Agreement, Anteris shall provide Aran with a minimum six-month non-binding written forecast covering its good faith anticipated purchases of Aran Components for the period commencing on the first day of the next calendar quarter (the “Forecast”). Anteris shall notify Aran if the Commercial Launch for the Anteris Devices is anticipated to occur at any time within the period covered by the Forecast and shall place Purchase Orders for any Aran Components to be used in commercialized products according to Section 2.4.2(ii).

2.3.2	Order Process. All Purchase Orders will identify the quantities, sizes and types of Aran Components being ordered, the delivery address and the Delivery Date. Anteris may submit purchase orders via mail, or email. Purchase Orders will be deemed accepted upon receipt unless Aran rejects an order within five (5) Business Days of receipt. In no event may Aran reject any order so long as it is within +/-30% of Forecast. If Aran is unable to supply Aran Components by the Delivery Date, Aran shall provide Anteris with written notice of the delivery date upon confirmation of production schedule but in any event no later than ten (10) Business Days of receipt of such Purchase Order. To the extent there is any conflict or inconsistency between this Agreement and any Purchase Order or quotation, the terms of this Agreement shall govern.

i.	Orders Prior to Commercial Launch. Anteris shall place binding Purchase Orders at least [***] in advance of the Delivery Date for any Aran Components not used in a commercialized Anteris Device.

ii.	Orders For and After Commercial Launch. For any Aran Components to be used in a commercialized Anteris Device, Anteris shall place binding Purchase Orders at least [***] in advance of the Delivery Date.

2.3.3	Expedited Orders. In the event that Anteris requests an order on an expedited basis (“Expedited Order”), Aran will use its good faith efforts to fill the Expedited Order. An additional fee may be applied by Aran for expedited Aran Components based on component supply, depending on the quantity and timeframe involved (“Expedited Fee”). The Expedited Fee shall be communicated in writing to Anteris within one (1) Business Day of Aran’s acceptance of the Expedited Order.

2.3.4	Termination of Purchase Orders. Anteris may terminate any Purchase Order at any time for (i) any Aran Components affected by any regulatory recall, (ii) a failure of Aran to meet the Quality Requirements in any previous Purchase Order, (iii) for any Aran Components affected by an event of Force Majeure, as provided in Section 9.14. Except as set for herein, Anteris may not cancel, in whole or in part, any Purchase Order for any reason, but may, in its discretion, delay any such order for up to thirty (30) days upon written notice to Aran.

2.4	Changes to Specifications. If Anteris desires to modify the Specifications, it must provide Aran with written notice at least one (1) day prior to Anteris submitting a Purchase Order for Aran Components conforming to the modified Specifications.

2.5	Delivery.

2.5.1	Shipping Terms. Delivery of Aran Components will be EXW-Ex Works (as per Incoterms 2020). Title and risk of loss with respect to all Aran Components shall be transferred to Anteris upon shipment.

2.5.2	Shipment. Aran shall package and ship Aran Components according to its standard practices unless requested otherwise by Anteris in writing and approved by Aran. Aran will use commercially reasonable efforts to optimize the packaging configuration to maintain efficient freight costs for the Aran Components. Aran shall provide a certificate of conformance or other suitable inspection report for each Aran Component shipped.

2.5.3	Timely Delivery/Delays. Aran shall promptly notify Anteris of any actual or prospective delay in shipment of the Aran Components from the Aran Facility and Aran shall obtain Anteris’s approval prior to making any partial shipments of less than 80% of any size of Aran Components on the respective binding Purchase Order. If the shipment of Aran Components is delayed through no fault of Anteris and without a Force Majeure event, in addition to its other rights and remedies under this Agreement, Anteris may cancel or reschedule the order in whole or in part without liability. Without limiting any of Anteris’s rights herein, a Failure to Supply shall be a breach of this Agreement.

2.5.4	Inspection. Anteris shall have seven (7) days after delivery to inspect the delivered Aran Components and to accept or reject delivered Aran Components (“Inspection Period”). Anteris shall only reject Aran Components that are not in conformance with the Specifications or the Quality Requirements. If Anteris has not provided Aran with written notice of rejected Aran Components by the end of the Inspection Period, Aran will deem the delivery to be accepted. Anteris is responsible for all handling of all Aran Components after delivery, including during the Inspection Period. For any rejected Aran Components, Anteris shall provide reasons for the rejection, and Anteris and Aran shall work together in good faith to replace rejected Aran Components as needed.

2.5.5	Third Party Fabricators. If requested in writing by Anteris, Aran will drop ship Aran Components to third party fabricators identified by Anteris. Delivery of the Aran Components to the third party fabricators shall be treated the same as if it were delivered to Anteris directly. Aran is not liable or otherwise responsible for any changes to the Aran Components, or its quality, caused by the use or manipulation of the Aran Components by any such third party fabricator.

2.6	Subcontractors.

2.6.1	Aran shall obtain Anteris’s written consent, which may be given or withheld in Anteris’s sole discretion, prior to entering into agreements with or otherwise engaging any Person, including all subcontractors and Affiliates of Aran other than Aran’s employees, to provide the Aran Components that reasonably may affect the safety and performance of the device (each such approved subcontractor or other third party, a “Permitted Subcontractor”).

2.6.2	Customer’s approval shall not relieve Aran of its obligations under this Agreement, and Aran shall remain fully responsible for the acts and omissions of each such Permitted Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement.

2.6.3	Nothing contained in this Agreement shall create any contractual relationship between Customer and any Permitted Subcontractor.

2.6.4	If Anteris provides its written consent for Aran to engage the Permitted Subcontractor, the Permitted Contractor will be qualified and approved in line with Aran’s supplier management process and Section 2.7 of this Agreement. Aran shall ensure that its agreements with any Permitted Subcontractor obligate the Permitted Subcontractor to comply with all relevant terms and conditions of this Agreement as though it were Aran, including all confidentiality obligations.

2.7	Supplier Management.

2.7.1	Supplier Performance. Aran shall work with Anteris to define and review Aran’s approved supplier list for the Aran Components and the associated risk with such suppliers for the Aran Components. Aran will manage and be responsible for its approved supplier list for the Aran Components with input from Anteris on definitions of risk severity and associated status of such suppliers. For any approved supplier on the list, Anteris shall have the right to audit said supplier. Aran shall provide Anteris with a copy of its supplier performance management procedure.

2.7.2	Sole Source Risk Management. Aran shall practice ongoing sole source, supplier risk management by providing Anteris with sole source supplier information (the “Sole Source List”) once per year for both sole sourced materials and processes. The Sole Source List will include an assessment of the risk associated with the sole-sourced material or process along with a risk mitigation plan for those materials and processes that are determined to be high risk. Before Aran uses any materials or process in the manufacture of a Aran Components that Anteris did not specify, and, to Aran’s actual knowledge, are not generally available on the open market (collectively, “Sole Source Items”), Aran shall promptly notify Anteris by providing written notice. Anteris will decide whether to proceed with using the Sole Source Item or work with Aran to select alternatives. Aran will not use the Sole Source Item unless it is identified as a Sole Source Item in the applicable Purchase Order.

3.	QUALITY

3.1	General. All Aran Components supplied under this Agreement will be manufactured in accordance with: (a) all applicable standards of the International Organization for Standardization (ISO) and applicable ISO-certified processes that pertain to the Aran Components; (b) FDA Current Good Manufacturing Practice (cGMP) and other applicable FDA quality guidelines; and (c) all other quality standards and quality assurance plans referenced in the Specifications.

3.2	Performance. Aran shall resolve promptly any quality issues with respect to the Aran Components that arise during the Term of this Agreement. These efforts shall be tracked in a quality system such as corrective action and preventive action framework that is compliant with industry standards including, but not limited to, FDA Current Good Manufacturing Practice regulations. Upon reasonable written demand by Anteris, such efforts may include, but not be limited to, return of defective Aran Components or permitting Anteris personnel to access Aran’s facilities to review the manufacturing process.

3.3	Control and Inspection. Aran will provide for Anteris’s approval of a Quality Control Plan and Outgoing Lot Inspection Test Plan. Aran will monitor production per the Quality Control Plan and complete inspection of each lot of shipment per the Outgoing Lot Inspection Test Plan as well as perform any other tests or inspections required by the Specifications to ensure conformance. Aran will include a certificate of conformance for each lot based on conformance to Outgoing Lot Inspection Test Plan. Aran may also provide a certificate of analysis if it is reasonably determined that the Aran Components may reasonably affect biocompatibility for any finished device of Anteris. Anteris retains the right to perform incoming lot inspection.

3.4	Process Monitoring. Aran will monitor and control the Manufacturing process using applicable industry standard tools including in-process inspection and/or statistical process control. Aran will identify and document key Manufacturing process steps that affect performance of the Aran Components. Anteris will aid Aran in such identification as it relates to such performance issues. Aran will identify and document critical inputs to the key Manufacturing process steps and critical variables of the key Manufacturing process steps, and define process monitoring and control strategies and tools to ensure that Manufacturing processes operate within control limits and Manufacturing yields are satisfactory. These key and critical parameters will be documented in the Quality Control Plan to be used in the Aran production monitoring and control. In the event any of the Manufacturing process steps are out of control or Manufacturing yields decline considerably, Aran will take appropriate corrective and preventive actions to rectify the situation and maintain documentation of the actions taken.

3.5	Non-Conforming Product. Anteris will have the right to reject any Aran Components that does not meet all applicable Specifications as communicated by Anteris to Aran. Any such rejection based on nonconformity with the Specifications shall be accomplished by written notice (specifying the basis for rejection) from Anteris to Aran promptly after identification during the Inspection Period. In the event that any Aran Components does not meet applicable Specifications and Anteris has notified Aran according to the process in Section 2.5.4 and where Aran agrees that the Aran Components does not meet applicable Specifications, Aran will replace such Aran Components free of charge and Aran shall cover expenses (including freight and customs clearance, if any) incurred by Anteris in connection with (a) shipment of replacement Aran Components to the same location and (b) shipment of the nonconforming Aran Components back to Aran (if so requested by Aran). In the event of a rejection of defective Aran Components, Aran will ship replacement Aran Components as soon as practical but in any event within 60 (sixty) days of its receipt of a written notice of rejection from Anteris under Section 2.5.4.

3.6	Traceability and Records Retention.

3.6.1	Traceability. Aran shall be responsible for setting up and maintaining traceability regarding the Aran Components and the supply thereof. Traceability requirements include, but are not limited to the following:

i.	All Aran Components are traced by lot at a minimum

ii.	Raw material traceability to original material Manufacturing lot.

3.6.2	Records Retention. Aran shall be responsible for maintaining all records related to the supply of the Aran Components under this Agreement in accordance with (i) the terms of this Agreement and (ii) the FDA or other applicable Government Authority’s archival guidelines or other guidelines required in writing by Anteris (the “Records”) until the Records are transferred to Anteris under this Section 3.6.2. All Records related to the Aran Components supplied to Anteris shall be retained by Aran for 5 (five) years from the Delivery Date of the respective Aran Components (the “Retention Period”). Records shall be available at reasonable times for inspection, examination and copying by or on behalf of Anteris, or for inspection by third parties, including Regulatory Authorities, during the Retention Period or for so long as any of them are in Aran’s possession. Aran shall promptly transfer the Records to Anteris (i) on a rolling basis following the end of the Retention Period for the respective Aran Components or (ii) upon Anteris’s written request. Aran shall not transfer, deliver or otherwise provide to any third parties original Records without Anteris’s prior written consent. In the event of product obsolescence, Manufacturing and quality procedures will be supplied to Anteris at that time in addition to the Records.

3.7	Quality Audits. Upon notice and within normal business hours, Anteris and any third party consultant designated by Anteris shall have reasonable access to observe and inspect the Aran Facility and procedures with respect to the Aran Components, including all quality and other controls related to the Aran Components and all analytical and Manufacturing documentation related to the Aran Components no more than once per year, except as such additional access as may be required to resolve any delivery, quality, inspection, regulatory, performance or related issues. In addition, Anteris shall have the right to conduct at least one periodic audit each Agreement year. Periodic audits shall be scheduled with Aran’s compliance representative. Aran shall not unreasonably reject proposed audit schedules. If Anteris wishes to undertake more than one periodic audit in an Agreement year, Anteris shall provide written explanation to Aran of reason for the additional periodic audit and the proposed schedule for the audit, and Aran shall not unreasonably reject the request. The out-of-pocket costs associated with periodic audits will be borne by Anteris.

4.	REGULATORY COMPLIANCE

4.1	Regulatory Approvals; Cooperation. Aran agrees to comply with all required regulatory requirements for the Manufacture of the Aran Components, including ISO13485, 21 CFR Part 820, and any other regulatory requirements communicated by Anteris to Aran in writing reasonably required for Manufacture of the Aran Components. Aran agrees to use its commercially reasonable efforts to cooperate with Anteris in connection with seeking and obtaining any and all regulatory approvals for the Aran Components. Without limiting the generality of the foregoing, from and after the Effective Date, upon request by Anteris, Aran shall reasonably support Anteris’s regulatory filings regarding the Anteris Devices by providing timely access to Records and responding in a timely manner to all requests for documentation regarding the Aran Components or access to Aran personnel to assist Anteris in completing its regulatory filings for the Anteris Devices only with respect to the Aran Components. The out-of-pocket costs associated with providing such support will be borne by Anteris.

4.2	Regulatory Audits and Inspections. Aran shall promptly notify Anteris when a Government Authority inspection of its facilities (or an inspection by third parties in accordance with Government Authority regulations) is expected and/or underway, and shall promptly provide Anteris with copies of all applicable regulatory correspondence with any Government Authority relevant to the Aran Components. With respect to inspections relating to the Aran Components, Aran will secure Anteris’s written agreement prior to making any commitment to a regulatory agency regarding the Aran Components . Anteris shall be provided with draft responses to regulatory observations that involve the Aran Components and their manufacture prior to submission to the regulatory authorities and Aran shall permit Anteris's input into responses and corrective actions. Anteris shall retain the final authority and responsibility for the content of the responses to the Government Authority.

4.3	Compliance History. Aran shall provide Anteris with a review of Aran’s regulatory compliance history as reasonably requested by Anteris and relevant to the Aran Components, which shall include, but not be limited to: (i) any reports and/or records from Government Authority inspections conducted within the last five (5) years and any related correspondence between Aran and any Government Authority; (ii) any warning letters and related correspondence between Aran and any Government Authority within the last five (5) years; (iii) all reports and/or findings from any third party audits, and related correspondence between Aran and the third party auditor, within the last five (5) years, and (iv) notice of any regulatory matters relating to Aran’s other buyers directly or indirectly due to Aran’s Manufacturing responsibilities.

4.4	Import/Export Compliance. Aran shall comply with the applicable Regulations regarding the shipping, transfer, import and export of all Aran Components. For purposes of this paragraph, Aran Components, includes product-associated technology and technical data and the documents related to that technology and data to the extent applicable to the Aran Components. “Regulations” as used in this paragraph means all laws, treaties, governmental orders and regulations of the countries from which Aran Components are exported and to which Aran Components are imported including, rules regarding classification, marking, packaging, payments of tariffs and duties, embargoes, and restricted transactions.

4.5	Change in Manufacturing Process. Aran shall notify Anteris in writing of any proposed changes in its raw materials source, Manufacturing process or any other change which affects fit, form, or function or the safety or effectiveness of the supply process, including any changes that affect: (a) a government submission made by or on behalf of Aran or Anteris (i.e., any change to a technical file or international product master file), (b) master batch records or written quality plans for production or written quality procedures respecting same, or (c) any changes outside the validated level or procedure, in Manufacturing procedures, component part or raw materials vendors, Manufacturing sites or batch sizes. Upon such notice, Anteris shall evaluate and communicate to Aran its approval or disapproval of such change within fourteen (14) days after the date of its receipt of notice. Only upon notice of written approval from Anteris and after Aran has demonstrated to Anteris’s satisfaction that all change and validation processes have been successfully completed in compliance with any regulations or applicable legal requirements may Aran incorporate such change into the Manufacturing process.

4.6	Right to Audit/Product Safety. Aran shall ensure that Anteris and any regulatory authorities may, during regular business hours and upon reasonable advance written notice, (a) examine and inspect any Aran Facility used in the development, sourcing or manufacture of Aran Components or any Permitted Subcontractor, and (b) inspect all data, documentation and work product relating to the activities performed by it or any Permitted Subcontractor. This right to inspect all data, documentation and work product relating to the Aran Components may be exercised at any time during the Term of this Agreement upon reasonable notice or such longer period as shall be required by applicable law. Aran shall promptly provide Anteris with the results of any audit by a Government Authority relating to the Aran Components. Aran shall provide to Anteris, upon Anteris’s request, copies of Safety Data Sheets (“SDSs”) and any other information and documentation related to safety, including physical, chemical, and biological characteristics of the Aran Components. At reasonable times and upon reasonable notice, Anteris shall have the right to audit Aran’s established procedures and processes relevant to the Aran Components (“Aran Component SOPs”), including documentation, as may be required for Anteris to respond to a request from a Government Authority or to respond to a product safety inquiry or complaint. Aran may, in its reasonable discretion, redact proprietary information contained within Aran Component SOPs prior to auditing, except to the extent such information is reasonably required to reply to Government Authority requests, product safety inquiry and /or complaint inquiries.

4.7	Environmental Compliance. Aran shall comply with the following terms and conditions for all Aran Components provided to Anteris:

4.7.1	Materials Disclosures. Aran shall provide full disclosure of all materials used in the Aran Components (“Materials Disclosure”) to Anteris to the extent reasonably requested by Anteris. Further, Aran shall comply with all Environmental Compliance Regulations applicable to the Aran Components and Aran shall provide Anteris with assistance and sufficient documentation, as reasonably determined by Anteris, to enable Anteris to verify the Aran Components are in full compliance with all Environmental Regulations applicable to the Aran Components.

4.7.2	Environmental Regulations. Aran represents and warrants that, as of the Effective Date, the Aran Components are in full compliance with all applicable Environmental Compliance Regulations to the extent applicable to the Aran Components or as communicated by Anteris. In addition, at any time upon request from Anteris, Aran shall provide Anteris with a report on the status of the Aran Components’ ongoing compliance with REACH Environmental Regulations or any supplementary requirements previously communicated by Anteris. Any such report shall include Aran’s representation and warranty that, as of the date of the report, the Aran Components are in full compliance with all applicable Environmental Regulations, as from time to time in force.

4.7.3	Changes Impacting Environmental Safety. During the Term of this Agreement, in accordance with applicable Quality Requirements, Aran shall promptly notify Anteris of any changes in the Aran Components’ design, technical specification, composition, components, substances or materials, or any changes in a component, substance or material, that may have an impact on the ongoing compliance of the Aran Components with Environmental Regulations. Aran will not change the appearance, text and all other aspects of the package labeling without having first obtained Anteris’s prior written approval.

4.7.4	Accuracy of Information. Aran certifies that it gathered the information required by this Agreement and that all information submitted to Anteris in connection with this Agreement is accurate. Aran acknowledges that Anteris will rely on this certification in determining the compliance of its Aran Components. Anteris acknowledges that Aran may have relied on information provided by others, and that Aran may not have independently verified such information. However, in situations where Aran has not independently verified information provided by others, Aran agrees that, at a minimum, its Permitted Subcontractors have provided certifications regarding their contributions to the Aran Components, and those certifications are at least as comprehensive as the certification provided by Aran.

5.	CONFIDENTIALITY AND PUBLICITY

5.1	Confidential Information: Aran and Anteris each agrees it shall not disclose or use the other’s Confidential Information except for the purpose of this Agreement. The receiving Party will safeguard the disclosing Party’s Confidential Information against unauthorized disclosure using the same degree of care as it uses for its own Confidential Information of like importance, but no less than reasonable care. Any disclosure of the disclosing Party’s Confidential Information to the receiving Party’s employees or consultants will be preceded by disclosure and acknowledgement of the Party’s obligations of confidentiality hereunder. The receiving Party is responsible for any disclosure of the disclosing Party’s Confidential Information by the receiving Party’s employees or consultants. “Confidential Information” means non-public information relating to a Party’s business, research and development, Intellectual Property, business plans and other financial or marketing information and other Manufacturing and regulatory information whether provided orally or in writing. For the avoidance of doubt, Confidential Information of Anteris includes the Specifications.

5.2	Exclusions. Confidential Information does not include information that:

(i)	is known to the receiving Party without confidentiality obligations prior to receipt thereof, as demonstrated by reliable evidence;

(ii)	is disclosed to the receiving Party, without restriction or following expiration of a restriction and without a breach of such third party’s confidentiality obligations by a third party;

(iii)	is or becomes public knowledge, by publication or otherwise, through no fault of the receiving Party; or

(iv)	is independently developed by the receiving Party, without using Confidential Information of disclosing Party, as demonstrated by reliable evidence.

5.3	Ownership. Except as otherwise expressly provided in this Agreement, all Confidential Information remains the property of the disclosing Party.

5.4	Copies; Return or Destruction of Materials. Neither Party will copy or duplicate any materials containing Confidential Information except as necessary to comply with Law, perform its obligations, or exercise its rights under this Agreement. The Parties will return or certify in writing the destruction of all materials containing Confidential Information that have been provided by the other Party, including all copies, upon demand by the disclosing Party. The receiving Party will treat any materials containing Confidential Information of the disclosing Party that are not destroyed or returned to the disclosing Party in accordance with this Section 5. A Party may elect to keep a single copy of Confidential Information for evidentiary purposes, to comply with Law and such Party’s quality and regulatory requirements. The confidentiality obligations regarding this copy of Confidential Information shall survive termination of this Agreement in perpetuity.

5.5	Required Disclosure. In the event that, on the advice of legal counsel, the receiving Party is compelled by Law to disclose the disclosing Party’s Confidential Information, the receiving Party will, to the extent reasonably possible, notify the disclosing Party in advance of such disclosure about the need for, any such disclosure so that the disclosing Party may seek a protective order or other remedy, if such remedy is reasonable under the circumstances. The receiving Party will take reasonable action to ensure protection of the disclosed Confidential Information to the extent allowable by Law.

5.6	Publicity. Neither Party may make any public announcement about or advertise the existence of this Agreement or divulge its terms and conditions to third parties other than as required by any Government Authority or to attorneys and financial consultants that are under a duty of confidentiality without the prior written consent of the other Party.

5.7	Term of Obligations. Except as otherwise provided under this Section 5, each Party’s obligations under this Section remain in effect during the Term of this Agreement seven (7) additional years after the expiration or termination of this Agreement, except that Confidential Information that contains trade secrets shall be maintained in confidence indefinitely by the receiving Party until such trade secret is made public through no action or omission of the receiving Party.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1	Anteris Intellectual Property. Anteris owns all right, title and interest throughout the world in and to the Anteris Intellectual Property. The Anteris Intellectual Property excludes the Aran Background Intellectual Property, and Aran hereby irrevocably assigns to Anteris, in each case without additional consideration, any and all of its right, title, and interest throughout the world in and to the Anteris Intellectual Property. Upon Anteris’s request, Aran shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Anteris to prosecute, register, perfect or record its rights in or to the Anteris Intellectual Property.

6.2	Background Intellectual Property. Aran owns all right, title and interest thoughout the world in and to the Aran Background Intellectual Property. Aran does not transfer to Anteris any of the Aran Background Intellectual Property, except that Aran grants to Anteris the right to resell the Aran Components or incorporate the Aran Components purchased into the Anteris Devices and to sell such Anteris Devices to its customers.

6.3	Developed Intellectual Property. Anteris is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all Intellectual Property conceived or resulting from the Services performed under this Agreement, or the services previously performed by Aran for Anteris (collectively, the “Deliverables”), excluding the Aran Background Intellectual Property (as defined in Section 6.2) and Aran’s general know-how. Aran agrees that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for Customer. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” Aran hereby irrevocably assigns, and shall cause its personnel to irrevocably assign, to Anteris, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. Aran shall cause its personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables. Upon the reasonable request of Anteris, Aran shall, and shall cause its personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Anteris to prosecute, register, perfect, or record its rights in or to any Deliverables.

6.4	Third Party Licenses. Aran shall comply with and maintain in full force and effect all license agreements with third parties pursuant to which Aran is licensed to use the Intellectual Property of third parties that is used or employed for Aran to perform its obligations under this Agreement. Aran shall promptly notify Anteris in writing of any allegation that Aran is in breach of any such license agreement. Anteris may, but is not obligated to, cure any such alleged breach and recover the cost of such cure from Aran, including without limitation, by set-off against amounts Anteris owes Aran hereunder.

7.	WARRANTIES AND REPRESENTATIONS

7.1	Warranties and Representations of Aran.

7.1.1	Ability to Perform. Aran represents and warrants that it (i) has the required skill, experience, and qualifications to Manufacture the Aran Components; (ii) will Manufacture the Aran Components in a timely, workmanlike, and professional manner in accordance with generally recognized industry standards and in compliance with all Applicable Laws; and (iii) is able to comply, and will comply, with all of the Quality Requirements.

7.1.2	Compliance Covenants and Representations. Aran represents and warrants to Anteris that: (i) the Aran Components delivered to Anteris are not adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act, (ii) all Aran Components delivered to Anteris have been manufactured in accordance with a quality system that is consistent with the applicable Quality Requirements; and (iii) the Manufacture, sale and shipment of the Aran Components does not violate any, and the Aran Components conform to all applicable law, including without limitation, the regulations of any Government Authority as applicable to the Aran Components or as communicated by Anteris. Aran shall promptly notify Anteris in writing if Aran becomes aware that Aran Components or any applicable Quality Requirements may not comply with Law. Where the Aran Components are shipped with Certificate of Compliance, Aran warrants that each Certificate of Compliance is accurate as of the date of testing of the Aran Components specified therein.

7.1.3	Product Warranty. Aran represents and warrants that all Aran Components delivered under this Agreement (i) fully comply and will comply with all applicable Specifications and applicable Quality Requirements, and (ii) are free and will be free from defects in design, materials and workmanship and shall be manufactured and provided in accordance and conformity with the Specifications and in compliance with this Agreement and the Quality Requirements. Aran shall inform Anteris in writing no more than two (2) days after Aran learns of any actual or potential problems relating to the performance of any Aran Components or any similar product manufactured by Aran for a third party.

7.1.4	Government Watch List. Aran represents and warrants that neither Aran nor any Aran personnel who will perform services under this Agreement, is included in or listed: (i) on the List of Excluded Individuals/Entities maintained by the HHS Office of Inspector General pursuant to 42 U.S.C. Sections 1320a-7, 13955ccc, 1320c-5 and regulations promulgated thereunder, which, as of the Effective Date, can be searched at the internet website of http://exclusions.oig.hhs.gov/ (“OIG List”); (ii) on the Excluded Parties List System maintained by the United States General Services Administration which, as of the Effective Date, can be searched at the internet website of http://epls.arnet.gov (the “GSA List”); or (iii) as a Specially Designated National or Blocked Person on the U.S Treasury’s Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons which, as of the Effective Date, is located at the internet web site of http://www.ustreas.gov/offices/enforcement/ofac/sdn/ (the “SDN List”). Aran will promptly inform Anteris if it or its personnel should come to be included on the OIG List, the GSA List or SDN List.

7.1.5	Compliance with Agreement. Aran represents and warrants that all of its employees, agents, contractors and consultants whose services may be used to fulfill the obligations under this Agreement are or will be informed of the terms of this Agreement to the extent necessary to comply with its terms, and that all such persons are sufficiently obligated to Aran, by contract or otherwise, to fully comply with all provisions of this Agreement.

7.1.6	Conflicts. Aran represents and warrants to Anteris that the execution of this Agreement or any Purchase Order or Statement of Work placed hereunder and Aran's performance thereunder is within its duly authorized powers and does not conflict with any other contract or obligation of Aran. Aran shall not enter into any agreement or understanding whether written or oral, during the Term of this Agreement which conflicts or is inconsistent with the terms of this Agreement.

7.1.7	Disclaimer. OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT, ARAN MAKES NO OTHER WARRANTY AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED TO THE FULLEST EXTENT PERMITED BY LAW. EXCEPT FOR ARAN’S INDEMNIFICATION OBLIGATIONS EXPRESSLY SET FORTH IN SECTION 7.3, ANTERIS’S SOLE AND EXCLUSIVE REMEDY FOR ARAN’S BREACH OF THE WARRANTIES IN THIS SECTION 7 SHALL BE, AT ANTERIS’S OPTION, TO GRANT TO ANTERIS A CREDIT OF AMOUNTS PAID FOR THE NONCONFORMING ARAN COMPONENTS OR TO REPLACE, AT ARAN’S COST, THE NONCONFORMING ARAN COMPONENTS.

7.2	Warranties and Representations of Anteris.

7.2.1	Experienced Medical Device Manufacturer. Anteris represents and warrants that it (i) is an experienced manufacturer of medical devices; (ii) has approved and adopted the Specifications for the Aran Components, and has determined that the Aran Components are suitable for the use intended by Anteris and for incorporation into the Anteris Devices; and (iii) has regulatory staff, or has retained agents or consultants, properly trained in the requirements of the Medical Device Regulation (“MDR”) or any similar European Union regulation regarding medical devices for human use in effect during the Term of this Agreement, and qualified medical consultants and clinical investigators, that will conduct such studies as are needed to evaluate the safety and efficacy of, and to properly label, each Anteris Device that utilize the Aran Components.

7.2.2	Labeling. Anteris covenants and agrees that it will assume full responsibility for providing all appropriate warnings for the safe use of the Anteris Device and without prejudice to the specific obligations of Aran set forth herein, it will comply with all laws and regulations applicable to the development, design, marketing, advertising, labelling and sale of all Anteris Devices, including without limitation the requirements of the Medical Devices Directive / Medical Device Regulation; provided that Aran provides Anteris with reasonable notice of any labeling requirements specific to the Aran Components to the extent known, or reasonably should be known, by Aran. For the avoidance of doubt, Anteris is responsible for all labeling of the Anteris Devices.

7.2.3	Re-sale. Anteris covenants and agrees that it will not resell any Aran Components to any third party except as incorporated into the Anteris Device, provided that Anteris may resell unincorporated Aran Components to a wholly-owned subsidiary or contractor if Anteris requires such subsidiary or contractor to incorporate the Aran Components into the Anteris Device.

7.2.4	Trademark usage. Anteris represents and warrants that it will not use the trade name or trademark of Aran in any form in its advertising, promotion or sale of the Anteris Device without consent from Aran, unless otherwise required by applicable law.

7.2.5	Disclaimer. OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT, ANTERIS MAKES NO OTHER WARRANTY AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED TO THE FULLEST EXTENT PERMITED BY LAW.

7.3	Indemnification.

7.3.1	Indemnification by Aran. Aran shall defend, indemnify, and hold harmless Anteris and Anteris’s Affiliates, officers, managers, directors, governors, employees, agents, successors, and permitted assigns (each, an “Anteris Indemnitee”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (“Losses”), arising out of or resulting from any third-party claim, suit, action, or proceeding (each, an “Action”) arising out of or resulting from:

(i)	any breach of any representation, warranty, or obligations of Aran or its Affiliates under this Agreement;

(ii)	any Manufacturing defect or non-conformity with respect to the Aran Components;

(iii)	violation of any Applicable Law by Aran or its Affiliates in connection with Arans performance of its obligations under this Agreement;

(iv)	bodily injury, death of any person, or damage to real or tangible, personal property resulting from the willful, fraudulent, or grossly negligent acts or omissions of Aran or its personnel;

(v)	that the Manufacture of the Aran Components infringes the intellectual property rights of any third party; or

(vi)	the release, discharge, storage or disposal by Aran or at Aran’s direction or by its Affiliates of any material or substance, including, without limitation, any hazardous material or substance related to this Agreement.

7.3.2	Indemnification by Anteris. Anteris shall defend, indemnify, and hold harmless Aran and Aran’s Affiliates, officers, managers, directors, governors, employees, agents, successors, and permitted assigns (each, a “Aran Indemnitee”) from and against all Losses arising out of or resulting from any Action arising out of or resulting from:

(i)	Anteris’s material breach of any representation, warranty, or obligation of Anteris in this Agreement;

(ii)	any manufacturing defect or non-conformity with respect to the Anteris Device except as to any Manufacturing defect or non-conformity of the Aran Components;

(iii)	the Specification, the combination of the Aran Components with the Anteris Device, or any modifications or alterations to the Aran Components made or caused to be made by Anteris infringes the intellectual property rights of any third party;

(iv)	violation of any Applicable Law by Anteris or its Affiliates in connection with Anteris’s obligations under this Agreement;

(v)	bodily injury, death of any person, or damage to real or tangible, personal property resulting from (a) the grossly negligent or willful acts or omissions of Anteris or

(b) the Anteris Device except to the extent attributable to Aran’s failure to comply with the Specifications or its obligations under this Agreement;

(vi)	the combination by Anteris of any Aran Components with any other product not supplied by Aran, the Anteris Device or any labelling of the Anteris Device violating any third party’s intellectual property rights.

7.3.3	The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnified party’s failure to perform any obligations under this Section 7.7 shall not relieve the indemnifying party of its obligations under this Section 7.7 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified party may participate in and observe the proceedings at its own cost and expense.

7.3.4	Notwithstanding anything to the contrary in this Agreement, the indemnifying party is not obligated to indemnify, hold harmless, or defend the indemnified party against any claim (whether direct or indirect) to the extent such claim or corresponding losses arise out of or result from, in whole or in part, the indemnified party’s: (i) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or (ii) bad faith failure to materially comply with any of its material obligations set forth in this Agreement.

7.3.5	Nothing in this Section 7.3 shall restrict or limit each party’s general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under this indemnity.

7.4	Limitation of Remedies. Except for (i) their obligations to make payment; (ii) obligations under Sections 2, 3, 5, 6, 7.1, 7.2, 7.3, and any other section that specifically refers to this Limitation of Remedies Section; (iii) fraud or fraudulent reputation, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

7.5	Insurance. At all times during the Term of this Agreement and for a period of three (3) years thereafter, each Party (or an Affiliate of such Party) shall procure and maintain, at its sole cost and expense, insurance with the following minimum coverage and limits: (a) commercial general liability insurance on an occurrence basis with minimum combined single limit coverage of $[***] per occurrence and $[***] in the annual aggregate; (b) Aran Component liability of $[***] per occurrence covering all Aran Components. Aran will name “Anteris Technologies Corporation, its subsidiaries and affiliates” as “Additional Insured”, with primary, non-contributory coverage, under Aran’s insurance policies. Upon a Party’s request, the other Party shall provide the requesting Party with a certificate of insurance evidencing the insurance coverage specified in this Agreement. Each Party shall provide the other Party with 30 days’ advance written notice in the event of a cancellation or material change in such Party’s insurance policy.

8.	TERM AND TERMINATION

8.1	Term. This Agreement will become effective on the Effective Date and remain effective for an initial period of five (5) years (the “Initial Term”). This Agreement will renew thereafter for successive one year terms upon mutual written agreement between the Parties (each a “Renewal Term”).

8.2	Termination. Either Party may terminate this Agreement in the event that (i) the other Party breaches any material provision of this Agreement and such breach remains uncured for thirty (30) days following the receipt by the defaulting Party of notice of such breach, or (ii) upon notice if the other Party becomes insolvent, is adjudicated bankrupt, voluntarily or involuntarily files a petition for bankruptcy, makes an assignment for the benefit of creditors, seeks any other similar relief under any bankruptcy law or related statutes or otherwise becomes financially incapable of performing its obligations in accordance with the terms of this Agreement

8.3	Effect of Expiration or Termination:

8.3.1	Agreement. The Parties acknowledge and agree that the termination or expiration of any individual order shall not in itself terminate this Agreement or have any effect on the rights and obligations of third parties or any other purchase order placed hereunder. If this Agreement expires or is terminated under Section 13, no further purchase orders may be entered into by the Parties under this Agreement.

8.3.2	Orders. Upon termination or expiration of this Agreement, all then outstanding accepted orders thereunder for Aran Components shall survive. If Anteris seeks to terminate any open Purchase Order at termination or expiration, Anteris shall be liable for all Aran Components that are in the process of Manufacture as of the end of the Term (“Work in Process”) and shall reimburse Aran for its Material Cost and Labor Cost associated with such Work in Process. Aran shall deliver the Work in Process to Anteris, unless otherwise notified by Anteris.

8.3.3	Return to Anteris. Aran shall promptly return all applicable Anteris property, return or securely destroy the records in Aran’s possession as directed by Anteris, and execute such documents and take other action as reasonably requested by Anteris in connection therewith.

8.3.4	Termination of Agreement Following Change of Control. Any failure to assign or otherwise transfer this Agreement to a Party’s successor in interest following a Change of Control as set forth in Section 9.1 shall be deemed a breach of this Agreement by the Party.

8.3.5	Rights in Bankruptcy. Any rights and licenses granted by Aran to Anteris in this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Anteris shall retain all of its rights, elections, and protections under the U.S. Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding against Aran under the U.S. Bankruptcy Code, all rights, licenses, and privileges granted to Anteris under this Agreement shall continue subject to the terms and conditions hereof and Anteris’s rights under Section 365(n). Further, in the event of the commencement of a bankruptcy proceeding against Aran, Anteris shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property licensed under this Agreement, which if not already in Anteris’s possession, shall be promptly delivered to Anteris, unless Aran elects to and does in fact continue to perform its obligations under this Agreement.

8.4	Survival. All provisions which are continuing in nature, including, but not limited to, Sections 3, 5, 6, 7, 8, and 9 will survive termination of this Agreement.

9.	MISCELLANEOUS

9.1	Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise with notice to the other Party provided, further, however, that Anteris may assign any of its rights or delegate any of its obligations to an Affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void. The Parties will make good faith efforts to ensure that, following a Change of Control of either Party, this Agreement shall transfer to and be binding upon the successor in interest of such Party following a Change of Control.

9.2	Complete Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

9.3	Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.4	Amendment. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

9.5	Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.6	Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each Party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the Hennepin County of the State of Minnesota in any legal suit, action, or proceeding arising out of or based upon this Agreement or the Services provided hereunder..

9.7	Consents. Any approval, authorization, waiver or consent required by this Agreement must be in writing, duly signed by an authorized representative of the granting Party.

9.8	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be (i) delivered personally, effective on the date of delivery, (ii) when received by the addressee if sent by recognized overnight courier service, such as FedEx or DHL, (iii) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices shall be addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently designate by like notice from time-to-time:

To Aran:

Aran Biomedical Teoranta
Coilleach, Spiddal, Co.

Galway, H91 C2NF

Attention: [***]

Email: [***]

Aran Biomedical Teoranta
Coilleach, Spiddal, Co. Galway
H91C2NF

Attention: [***]

Email: [***]

To Anteris:

Anteris Technologies Corporation
860 Blue Gentian Road, Suite 340

Eagan, MN 55121

Attention: [***]

Email: [***]

With copy to:

[***]

9.9	Expenses. Except as expressly provided herein, Aran and Anteris shall each pay their own expenses, incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

9.10	Titles and Headlines; Construction. The titles and headlines to Sections herein are inserted for the convenience of reference only and are not intended to be a Party of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the Party causing this Agreement to be drafted.

9.11	No Joint Venture. Aran is an independent contractor engaged by Anteris to provide certain Services. Nothing contained in this Agreement will be deemed to create a joint venture, partnership, agency or similar endeavor between the Parties hereto. Each Party will act solely as an independent contractor and neither Party will have any power or authority to direct or indirectly bind or act on behalf of the other.

9.12	No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.13	Force Majeure. Either Party shall not be liable or responsible to the other Party, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from a Force Majeure event, if the event in question continues for a continuous period (“Event Period”) in excess of five (5) Business Days, Anteris shall be entitled to (i) direct Aran to proceed according to the Contingency Plan or (ii) entitled to give notice in writing to Aran electing to terminate this Agreement and pay all payments to Aran that may be due hereunder.

9.14	Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts (delivery of which may occur via email), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. An electronically scanned copy of a signature shall constitute and shall be deemed sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original, scanned, or electronic signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

ANTERIS TECHNOLOGIES CORPORATION

By:	/s/ David St Denis
Name: David St Denis
Title: COO

ARAN BIOMEDICAL TEORANTA

By:	/s/ Peter Mulrooney
Name: Peter Mulrooney
Title: CEO

The exhibits to this Agreement listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of these exhibits will be provided to the Securities and Exchange Commission upon request.

Exhibit A – Anteris Specification

Exhibit B – Prices